Exhibit 99.1

KFORCE REPORTS THIRD QUARTER 2026 REVENUE OF $357.8 MILLION, EXCEEDING HIGH-END OF GUIDANCE, AND IMPROVING 7.5% YEAR OVER YEAR
TECHNOLOGY REVENUE GREW 7.8% YEAR OVER YEAR
GROSS PROFIT MARGINS IN THE THIRD QUARTER IMPROVED 50 BASIS POINTS YEAR OVER YEAR
EPS OF $0.90 INCLUDED A $0.12 GAIN ON COMPANY-OWNED LIFE INSURANCE POLICIES
TAMPA, FL, October 26, 2026 — Kforce Inc. (NYSE: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the third quarter of 2026.
Joseph J. Liberatore, President and Chief Executive Officer, said, "We are extremely pleased to deliver a quarter of accelerating revenue and earnings growth. Revenues, which exceeded the high end of our guidance, reflect the continuing build of momentum that began in the second half of 2025, as evidenced by another quarter of sequential growth and further accentuated with a year-over-year growth rate in our Technology business of nearly 8% that is roughly equivalent to our pre-pandemic compound annual growth rate. Across Kforce’s 64-year history, we have navigated—and helped our clients navigate—several defining periods of technological change. We witnessed that each transition reshaped the labor market, yet it also created new opportunities as workers, particularly technology professionals, developed new skills and adapted to evolving demands. We believe we are operating in an environment where many companies remain hesitant to add full-time staff and that broader uncertainty has further reinforced the need for agility. We believe these dynamics highlight the value of flexible workforce solutions as clients adapt to near-term uncertainty while assessing the longer-term implications of emerging technologies on their businesses and talent strategies."
Mr. Liberatore continued, "I am incredibly proud of the determination of our people and deeply appreciative of the trust our world-class clients continue to place in Kforce as we help them advance more meaningful, higher-value engagements. We believe our go-to-market approach, shaped by our integrated operating model, is gaining traction. Across the Firm, our people are operating more fully as "One Kforce," bringing the full breadth of our capabilities to bear across our service offerings."
Quarterly Financial Highlights
•Revenue for the quarter ended September 30, 2026 was $357.8 million, an increase of 2.4% sequentially and 7.5% year over year.
•Technology Flex revenue increased 2.5% sequentially and 7.8% year over year. FA Flex revenue increased 5.5% sequentially and 4.6% year over year.
•Gross profit margins of 28.2% decreased 30 basis points sequentially and increased 50 basis points year over year. Flex gross profit margins of 26.8% decreased 10 basis points sequentially and increased 50 basis points year over year.
•SG&A expenses as a percentage of revenue was 21.6% for the quarter ended September 30, 2026, which decreased 110 basis points sequentially and 120 basis points year over year. The gain on company-owned life insurance policies ("COLI Gain") benefited SG&A expenses as a percentage of revenue by 60 basis points in the quarter ended September 30, 2026.
•Operating margins were 6.3% for the quarter ended September 30, 2026, which increased 90 basis points sequentially and 180 basis points year over year. The COLI Gain benefited operating margins by 60 basis points in the quarter ended September 30, 2026.

•Diluted earnings per share for the quarter ended September 30, 2026 was $0.90, an increase of 23.3% sequentially and 42.9% year over year. The COLI Gain benefited earnings per share by $0.12 in the quarter ended September 30, 2026. The year over year increase to diluted earnings per share would have been 23.8% excluding the COLI Gain.
•We returned $6.7 million in capital to our shareholders in the form of quarterly dividends during the third quarter of 2026.
•Our Board of Directors approved a fourth quarter cash dividend of $0.40 per share to shareholders of record as of the close of business on December 4, 2026, which will be payable on December 18, 2026.

Fourth Quarter 2026 - Guidance
Looking forward to the fourth quarter of 2026, there will be 62 billing days, compared to 64 billing days in the third quarter of 2026 and 62 billing days in the fourth quarter of 2025. Current estimates for the fourth quarter of 2026 are:
•Revenue of $352 million to $360 million
•Earnings per share of $0.62 to $0.70
•Gross profit margins of 27.8% to 28.0%
•Flex gross profit margins of 26.4% to 26.6%
•SG&A expenses as a percent of revenue of 22.8% to 23.0%
•Operating margin of 4.5% to 4.9%
•WASO of 17.4 million
•Effective tax rate of 28.7%
Conference Call
On Monday, October 26, 2026, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (833) 461-5787 and the conference passcode is 497 752 574. The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
About Kforce Inc.
Kforce Inc. (the “Firm”) is a solutions firm specializing in technology, finance and accounting, and other professional staffing services. Our KNOWLEDGEforce® empowers industry-leading companies to achieve their digital transformation goals. We curate teams of technical experts who deliver solutions custom-tailored to each client’s needs. These scalable, flexible outcomes are shaped by deep market knowledge, thought leadership and our multi-industry expertise.
Our integrated approach is rooted in over 60 years of proven success deploying highly skilled professionals on a temporary and direct-hire basis. Each year, approximately 17,000 talented experts work with Fortune 500 and other leading companies. Together, we deliver Great Results Through Strategic Partnership and Knowledge Sharing®.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding the traction of our go-to market approach, the full breadth of our capabilities and the Firm's guidance for the fourth quarter of 2026. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: general business conditions; global trade policy, federal administration actions, government shutdowns, other geopolitical events and their potential impacts on our operations and the broader economy; growth rates in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand, including those resulting from the growth of artificial intelligence (AI); changes in demand, or our ability to adapt to such changes; a constraint in the supply of consultants and candidates, or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares and issue dividends; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with or respond to government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments, contracts, or funding under contracts; ability to comply with our obligations in a remote work environment, including consultants engaging in unauthorized or fraudulent activity; continued performance, security of, and improvements to, our enterprise information systems; and impacts of actual or potential litigation, or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2025, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan”, "appear" and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
Revenue	$357,755	$349,331	$332,645
Direct costs	256,920	249,877	240,388
Gross profit	100,835	99,454	92,257
Selling, general and administrative expenses	77,161	79,406	75,884
Depreciation and amortization	1,159	1,296	1,371
Income from operations	22,515	18,752	15,002
Other expense, net	877	991	758
Income before income taxes	21,638	17,761	14,244
Income tax expense	6,193	5,438	3,176
Net income	$15,445	$12,323	$11,068

Earnings per share – diluted	$0.90	$0.73	$0.63

Weighted average shares outstanding – diluted	17,230	16,978	17,645
Adjusted EBITDA	$27,477	$23,757	$19,407

Billing days	64	64	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$250	$2,142
Trade receivables, net of allowances	229,654	190,461
Prepaid expenses and other current assets	19,166	9,669
Total current assets	249,070	202,272
Fixed assets, net	4,602	6,023
Other assets, net	146,535	129,267
Deferred tax assets, net	5,007	3,036
Goodwill	25,040	25,040
Total assets	$430,254	$365,638
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$60,877	$67,609
Accrued payroll costs	58,305	42,328
Current portion of operating lease liabilities	3,335	3,342
Income taxes payable	4,977	451
Total current liabilities	127,494	113,730
Long-term debt – credit facility	107,900	66,400
Other long-term liabilities	58,753	60,905
Total liabilities	294,147	241,035
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	743	742
Additional paid-in capital	570,794	558,297
Retained earnings	566,260	552,180
Treasury stock, at cost	(1,001,690)	(986,616)
Total stockholders’ equity	136,107	124,603
Total liabilities and stockholders’ equity	$430,254	$365,638

Kforce Inc.
Key Statistics
(Unaudited)

	Q3 2026	Q2 2026	Q3 2025
Total Firm
Total Revenue (000’s)	$357,755	$349,331	$332,645
GP %	28.2%	28.5%	27.7%
Flex revenue (000’s)	$351,055	$341,829	$326,263
Hours (000's)	4,018	3,926	3,795
Flex GP %	26.8%	26.9%	26.3%
Direct Hire revenue (000’s)	$6,700	$7,502	$6,382
Placements	309	309	276
Average fee	$21,709	$24,278	$23,143
Billing days	64	64	64
Technology
Total Revenue (000’s)	$331,246	$323,876	$307,145
GP %	27.4%	27.6%	26.8%
Flex revenue (000’s)	$328,059	$320,035	$304,272
Hours (000’s)	3,595	3,520	3,383
Flex GP %	26.7%	26.8%	26.1%
Direct Hire revenue (000’s)	$3,187	$3,841	$2,873
Placements	154	148	117
Average fee	$20,686	$26,038	$24,633
Finance and Accounting
Total Revenue (000’s)	$26,509	$25,455	$25,500
GP %	38.3%	39.3%	38.9%
Flex revenue (000’s)	$22,996	$21,794	$21,991
Hours (000’s)	423	406	412
Flex GP %	28.9%	29.1%	29.1%
Direct Hire revenue (000’s)	$3,513	$3,661	$3,509
Placements	155	161	159
Average fee	$22,729	$22,671	$22,050

Kforce Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental, which are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. The impact of billing days is calculated by dividing each comparative period’s reported revenues by the number of billing days for the respective period to arrive at a per billing day amount for each quarter. Growth rates are then calculated using the per billing day amounts as a percentage change compared to the respective period. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Sequential Growth Rates (GAAP)
	2026			2025
	Q3	Q2	Q1	Q4	Q3
Technology Flex	2.5%	5.6%	(0.2)%	(0.2)%	(1.2)%
FA Flex	5.5%	2.4%	(5.6)%	2.4%	6.9%
Total Flex revenue	2.7%	5.4%	(0.6)%	(0.1)%	(0.7)%
	Sequential Growth Rates (Non-GAAP)
	2026			2025
	Q3	Q2	Q1	Q4	Q3
Billing Days	64	64	63	62	64
Technology Flex	2.5%	4.0%	(1.8)%	3.0%	(1.2)%
FA Flex	5.5%	0.8%	(7.1)%	5.7%	6.9%
Total Flex revenue	2.7%	3.8%	(2.2)%	3.2%	(0.7)%

	Year-Over-Year Growth Rates (GAAP)
	2026			2025
	Q3	Q2	Q1	Q4	Q3
Technology Flex	7.8%	4.0%	0.2%	(3.3)%	(5.5)%
FA Flex	4.6%	6.0%	5.7%	(2.4)%	(7.3)%
Total Flex revenue	7.6%	4.1%	0.5%	(3.3)%	(5.7)%
	Year-Over-Year Growth Rates (Non-GAAP)
	2026			2025
	Q3	Q2	Q1	Q4	Q3
Billing Days	64	64	63	62	64
Technology Flex	7.8%	4.0%	0.2%	(3.3)%	(5.5)%
FA Flex	4.6%	6.0%	5.7%	(2.4)%	(7.3)%
Total Flex revenue	7.6%	4.1%	0.5%	(3.3)%	(5.7)%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to, but not a replacement of, our unaudited condensed consolidated statements of cash flows.
The following table presents a reconciliation of Cash (Used in) Provided by Operating Activities to Free Cash Flow:

	Nine Months Ended September 30,
(in thousands)	2026	2025
Cash provided by operating activities	$2,801	$41,937
Capital expenditures	(10,830)	(11,798)
Free cash flow	(8,029)	30,139
Change in debt	41,500	32,300
Repurchases of common stock	(15,138)	(41,450)
Cash dividends	(20,225)	(20,778)
Proceeds from company-owned life insurance	—	1,383
Premiums paid for company-owned life insurance	—	(686)
Other	—	(5)
Change in cash and cash equivalents	$(1,892)	$903
Adjusted EBITDA
“Adjusted EBITDA,” a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization; stock-based compensation expense; interest expense, net and income tax expense. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations, and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the unaudited condensed consolidated financial statements as indicators of financial performance or liquidity. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
The following table presents Adjusted EBITDA and includes a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended
(in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Net income	$15,445	$12,323	$11,068
Depreciation and amortization	1,159	1,296	1,371
Stock-based compensation expense	3,811	3,718	3,034
Interest expense, net	869	982	758
Income tax expense	6,193	5,438	3,176
Adjusted EBITDA	$27,477	$23,757	$19,407